As filed with the Securities and Exchange Commission on February 26, 2003

Registration No. 333-102396

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sonic Solutions

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	930925818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Rowland Way, Ste 110, Novato, California 94945    (415) 893-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Doris

101 Rowland Way, Ste 110, Novato, California 94945    (415) 893-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dan Titelbaum
Heller Ehrman White & McAuliffe LLP
333 Bush Street
San Francisco, California 94104
Telephone: (415) 772-6000
Facsimile: (415) 772-6268

Approximate date of commencement of proposed sale to the public:

As soon as practicable following the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value(1)	1,540,948	$4.98	$7,666,216	$705**

**	Amount previously paid with Form S-3 filed with the SEC on January 8, 2003.
(1)	In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and the low prices of the Common Stock on the Nasdaq National Market on January 3, 2003.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated February 25, 2003

PROSPECTUS

SONIC SOLUTIONS

1,540,948 Shares of

Common Stock

This prospectus may be used only in connection with the resale, from time to time, of up to 1,540,948 shares of common stock, no par value, of Sonic Solutions. Up to 1,290,948 of the shares may be offered by VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., and VERITAS Software International Ltd., which we refer to collectively as VERITAS. Up to 250,000 of the shares may be offered by Sanshin Electronics Co., Ltd. We refer to both VERITAS and Sanshin as the selling shareholders.

All shares covered by this prospectus to be sold by VERITAS were acquired from us by VERITAS under an asset purchase agreement dated as of November 13, 2002. All shares covered by this prospectus to be sold by Sanshin were acquired from us by Sanshin under a preferred stock purchase agreement dated November 28, 2001.

We will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is traded on the Nasdaq National Market under the symbol “SNIC”. On February 13, 2003, the closing price for the common stock, as reported on the Nasdaq National Market, was $3.83 per share.

Shares offered by this prospectus may be offered for sale from time to time at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. See “Plan of Distribution” on Page 13.

No dealer, salesperson, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this prospectus. Any such other information, projections or representations must not be relied upon as having been authorized. The delivery of this prospectus or any sale under this prospectus at any time does not imply that the information in this prospectus is correct as of any time after the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003

FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

•	other competing products that may, in the future, be available for consumers

•	our plans to develop and market new products

•	our ability to improve our financial performance and

•	effects of integrating the Desktop and Mobile Division business that we purchased from VERITAS, which we refer to as DMD business.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this prospectus and in other documents we file with the Securities and Exchange Commission. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this prospectus.

Business Summary

We develop and market computer based tools:

•	for creating digital audio and video titles in the CD-Audio and DVD-Video formats (and in related formats);

•	for recording data files on CD recordable or DVD recordable disks in the CD-ROM and DVD-ROM formats; and

•	for backing up the information contained on hard disks attached to computers.

Most of the products we sell consist entirely of computer software, though some of the tools we sell include “plug-in” computer hardware. We also license the software technology underlying our tools to other companies to incorporate in products they develop.

We divide our DVD creation products into three categories:

•	Professional Products—Our professional products consist of advanced DVD-Video creation tools which are intended for use by high-end professional customers. We sell a number of products in this category including DVD Creator (Macintosh based), Sonic Scenarist (Windows based), and ReelDVD (Windows based). These products include elaborate applications software and, in some cases, plug-in hardware. Our customers use our professional products to prepare commercial quality DVD-Video titles, in many cases destined for mass replication and release to home video consumers.

•	Desktop Products—Our desktop products include software-only DVD-Video creation tools and DVD-Video playback software intended for use by lower end professionals, by enthusiasts or “prosumers,” and by consumers. Our desktop products also include software-only CD-Audio, CD-ROM and DVD-ROM making tools, as well as data backup software. We sell and market these products through product bundling arrangements with OEM suppliers of related products, as well as through retail channels (both web-based and traditional “bricks and mortar” channels). We market a number of different desktop products under a number of trade names including RecordNow, Backup My PC, CinePlayer, DVDit! and MyDVD.

•	Technology Products—This category includes software that we license to other companies for inclusion in their DVD or CD creation and recording products. We market this software under various trade names including AuthorScript and Primo SDK.

Recent Developments

Joint Venture—Investment in SonicStudio LLC

On March 21, 2002, we executed an agreement forming a new company, SonicStudio LLC in partnership with a limited liability corporation controlled by two individuals—Eric Jorde and Jeff Wilson. Under this agreement, we transferred our Sonic Studio workstation business to the new LLC, and licensed the LLC to use the technology underlying Sonic Studio in the professional audio workstation market. The total amount of net assets and liabilities transferred to the new LLC, including receivables, inventory, fixed assets, and net of customer service liabilities was $235,661. We account for the investment in SonicStudio LLC using the modified equity method. At December 31, 2002, our investment in SonicStudio LLC totaled $149,906. Certain employees transferred from Sonic to join the new LLC.

Under the agreement, the new LLC compensated us for the Sonic Studio business with a three year promissory note for $500,000. The promissory note, which does not carry interest, is being repaid to us with a royalty based on sales received by the new LLC, plus any share of profits paid to us by them. Once the promissory note is retired, Sonic will continue to retain a 15% interest in the new LLC.

During fiscal year 2002, we recorded approximately $1,855,000 in revenues associated with our discontinued Sonic Studio audio business.

Ravisent License Agreement

On May 24, 2002, we entered into an agreement with Axeda, under which Axeda licensed Ravisent’s DVD player software and other digital media technologies to us. Under the agreement, we paid Axeda a one-time fee of $2 million for the license and related agreements, and in return we obtained exclusive rights to deploy the Ravisent technologies in the personal computer market. As part of this agreement we acquired a revenue generating business, fixed assets, developed software and engineering employees.

VERITAS

On November 13, 2002, we entered into an asset purchase agreement with VERITAS to acquire the business of the VERITAS Desktop Mobile Division (“DMD”), which sold personal computer based CD-ROM, CD-Audio and DVD-ROM mastering software and personal computer backup software. The transactions contemplated by the agreement were closed on December 18, 2002.

Under the agreement with VERITAS we acquired all the software and other intellectual property required to carry on development and marketing of products sold by the DMD business, and we assumed essentially all of the DMD businesses’ outstanding customer contracts and other contracts. Under this agreement, almost all of the employees of the DMD business (approximately 40 individuals) joined Sonic. Pursuant to this agreement we also entered into a sublease agreement with VERITAS for the principal offices of the DMD business.

Under the asset purchase agreement, we issued 1,290,948 shares of Series F preferred stock convertible into 1,290,948 shares of our common stock (subject to adjustment for stock splits and the like). Pursuant to the asset purchase agreement, we entered into an amended and restated registration rights agreement with VERITAS under which we provided registration rights for these shares once they are converted into shares of our common stock.

Corporate Information

We are a California corporation. Our principal offices are located at 101 Rowland Way, Suite 110, Novato, California 94945. Our telephone number is (415) 893-8000.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have had losses in each of the past five fiscal years.

We were unprofitable during each of the last five fiscal years. For example, in fiscal year 2002, we had a net loss of $4,182,000 and in fiscal year 2001 we had a net loss of $5,855,000. We were unprofitable during each quarter of the 2000 and 2001 fiscal years and during the first three quarters of the 2002 fiscal year. We were profitable in the fourth quarter of the 2002 fiscal year and the first, second and third quarters of the 2003 fiscal year. Although we have provided revenue and earnings guidance indicating profitability during fiscal 2003, there can be no assurances that we will meet such expectations and our inability to meet such expectations could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares may decline in value or the amount by which they may decline.

During the fiscal year ended March 31, 2001 and the first nine months of fiscal year 2003, we had negative operating cash flows.

During the fiscal years ended March 31, 2001 and the first nine months of fiscal year 2003, we had a negative operating cash flow of $848,000 and $2,452,000, respectively (during the fiscal year ended March 31, 2002, we had a positive operating cash flow of $5,708,000). This means that without access to outside capital we would have had to cease or significantly curtail operations. We may continue to report a negative operating cash flow in the future, and we may need to obtain additional financing to continue to operate. If we are unable to obtain such financing, we may have to cease or significantly curtail operations.

We have experienced a negative cash flow in the past and may experience a negative cash flow in the future. If sources of financing are not available, we may not have sufficient cash to satisfy working capital requirements.

We believe that our current cash balances are sufficient to satisfy our working capital requirements for at least the next twelve months. We may need to obtain additional financing at that time or prior to that time if our plans change or if we expend cash sooner than anticipated. We currently do not have any commitments from third parties to provide additional capital. The risk to us is that at the time we will need cash, financing from other sources may not be available on satisfactory terms, if at all. Our failure to obtain financing could result in our insolvency and the loss to investors of their entire investment in our common stock.

Any failure to successfully integrate the DMD business could negatively impact us.

The acquisition of the DMD business involves risks related to the integration and management of the DMD business, which will be a complex, time-consuming and an expensive process and may disrupt our businesses if not completed in a timely and efficient manner. We may encounter substantial difficulties, costs and delays in integrating the DMD operations, including:

•	potential conflicts between business cultures

•	adverse changes in business focus perceived by third-party constituencies

•	potential conflicts in distribution, marketing or other important relationships

•	an inability to implement uniform standards, controls, procedures and policies

•	the integration of research and development and product development efforts

•	the loss of current or future key employees and/or the diversion of management’s attention from other ongoing business concerns

•	undiscovered and unknown problems, defects or other issues related to the DMD products that become known to us only some time after the acquisition and

•	negative reactions from our resellers and customers.

The DMD business may not be a positive contributor to our operations but instead may constitute a drain on our resources. We may therefore not achieve the desired synergies and benefits of the DMD acquisition.

Other recent acquisitions may compromise our operations and financial results.

Any failure to successfully integrate the Axeda technology or employees could impact our financial results negatively.

The Ravisent business line was not profitable when owned by Axeda. It is possible that the Ravisent technology and employees will not be a positive contributor to our operations and instead will constitute a drain on our resources.

Future acquisitions may compromise our operations and financial results.

As part of our efforts to enhance our existing products and introduce new products, we may pursue acquisitions of complementary companies, products and technologies. Acquisitions could adversely affect our operating results in the short term as a result of dilutive issuances of equity securities or usage of our cash and the incurrence of additional debt costs. The purchase price for an acquired company may exceed its book value, creating goodwill, possibly resulting in significant impairment write-downs charged to our operating results in future periods. We have limited experience in acquiring and integrating outside businesses and future acquisitions are likely to involve risks associated with our financial results and the integration of technology and employees.

The issuance of common stock to VERITAS upon conversion of preferred stock will dilute the relative ownership of existing common shareholders and could result in a lower market price for our stock.

In the acquisition of the DMD business, we issued VERITAS 1,290,948 shares of our Series F convertible preferred stock, all of which remain outstanding.

Based upon common stock outstanding as of February 10, 2003, the conversion, into shares of our common stock, of the outstanding preferred stock held by VERITAS, would collectively dilute our shareholders by approximately 8%. This potential dilution could reduce the market price of our common stock.

Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

The price of our common stock has been, and is likely to continue to be, highly volatile. The price of our common stock could fluctuate significantly for some of the following reasons:

•	future announcements concerning us or our competitors

•	quarterly variations in operating results

•	charges, amortization and other financial effects relating to our recent acquisitions

•	introduction of new products or changes in product pricing policies by us or our competitors

•	acquisition or loss of significant customers, distributors or suppliers

•	business acquisitions or divestitures

•	changes in earnings estimates by analysts

•	fluctuations in the economy or general market conditions or

•	our failure to successfully integrate the DMD business.

In addition, stock markets in general, and the market for shares of technology stocks in particular, have experienced extreme price and volume fluctuations in recent years which have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our stock may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

In the past, shareholders of various companies have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder files a securities class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

If new digital formats are unsuccessful, it is unlikely that we will generate sufficient revenues to recover our development costs.

Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

Our reliance on outsourcing and single suppliers for our manufacturing and components makes us vulnerable to supplier operational problems.

Our outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier—Arrow Bell Electronics. In addition, we often use components that are only available from a single source. Those components include, for example, Phillip’s Video Scaler and various Xilinx devices. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.

If we fail to protect our products’ intellectual property rights, such as trade secrets, we may not be able to market our products successfully.

Our products are based in large part on proprietary technology which we have sought to protect with patents, trademarks and trade secrets. For example, we have several patents and we have also filed applications for additional patents. We also registered trademarks for the following: DVDit!, MyDVD, DVD Creator, and DVD Fusion, among others. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

Other companies’ intellectual property rights may interfere with our current or future product development and sales.

We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

Our products are designed to adhere to industry standards, such as CD-Audio, CD-ROM, MP3, DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For example, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and with Meridian Audio Limited covering Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

We may become involved in costly and time-consuming patent litigation.

Third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation can be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business.

For example, a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation.

Because a large percentage of our professional DVD products operate only on Macintosh computers, the potential success of our products is tied to the success of this platform.

Many of our current professional DVD products, including DVD Creator and DVD Fusion, operate on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes. Our Macintosh users generally demand that we maintain compatibility with the latest models of the Macintosh and the Macintosh OS. Currently our DVD Creator and DVD Fusion applications run only in OS 9. While OS X currently offers a “compatibility mode” which supports OS 9.x compatible applications, we believe that we will soon have to modify our Macintosh Creator and Fusion applications for them to continue to be able to run with the latest Macintosh models. Such a modification may be difficult to accomplish and if it proves to be lengthy our revenues could be significantly reduced in the interim.

Because a large portion of our revenue is from OEM customers, the potential success of our products is tied to the success of their product sales.

Much of our desktop product revenue is derived from sales to large OEM customers, which include for example, Dell, Hewlett-Packard, Sony, Matrox and Avid. The revenue from many of these customers is recognized on a sell-thru basis. If these customers do not ship as many units as forecasted, or if there is a decrease in their unit sales, our net revenue will be adversely impacted and we may be less profitable than forecasted or unprofitable.

Some of our competitors possess greater technological and financial resources than we do, may produce better or more cost-effective products than ours and may be more effective than we are in marketing and promoting their products.

There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. A number of companies have announced or are delivering products which compete with our products. These include Ahead, Apple Computer, CyberLink, Dazzle (a division of SCM Microsystems), Intervideo, Inc., MedioStream, Pinnacle, Roxio and Ulead. Most of these companies have greater financial and technological resources than we do.

Our reliance on outsourcing our web store makes us vulnerable to third party’s operational problems.

We have initiated a web-based retail store for our DVDit! and MyDVD products (as well as some of our professional products, for example, ReelDVD, that are priced in a range that is typically sold over the internet). We currently outsource our web store through an arrangement we have with Digital River. Under this arrangement, Digital River provides the servers which list our products and handle all purchase transactions through their secure web site.

We believe that outsourcing our web store gives us significant benefits, in terms of security, flexibility and overall cost. However, outsourcing means that we are dependent on a third party for smooth operation of our web store. Our web store sales are a significant portion of our revenues. Interruption of our web store could harm our business.

We have little ability to reduce expenses to compensate for reduced sales.

We tend to consummate a number of sales in the last month or last weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. For example, in recent quarters, as much as 65% of our professional sales have been procured in the last month of the quarter. Because most of our quarterly operating expenses and our inventory purchasing are committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

Approximately 37% of our revenue derives from revenue recognized on development and licensing agreements from three customers for the nine months ended December 31, 2002.

During the nine months ended December 31, 2002, approximately 37% of our revenue was derived from revenue recognized on development and licensing agreements from three customers as discussed in Note 8 of Notes to Condensed Financial Statements. A decrease or interruption in any of customer relationships or their demand for our products or a delay in our development agreements would cause a significant decrease in our revenue.

A significant portion of our revenue derives from sales made to foreign customers located primarily in Europe and Japan.

Revenue derived from these customers accounted for approximately 47% and 39% of our revenues in fiscal years 2001 and 2002, respectively and for approximately 43% and 33% of our revenues for the third quarters ended December 31, 2001 and 2002, respectively. These foreign customers expose us to the following risks, among others:

•	currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States

•	import and export restrictions and duties

•	foreign regulatory restrictions, for example, safety or radio emissions regulations and

•	liquidity problems in various foreign markets.

Difficulties on the operation of SonicStudio LLC might impair our ability to recover our investment, may require a write-down in our total assets and might expose us to other expenses.

The total amount of net assets and liabilities transferred to SonicStudio LLC, including receivables, inventory, fixed assets, and net of customer service liabilities was $235,661 and is included in other assets on our balance sheet. Under the terms of the agreement, SonicStudio LLC compensated us for the Sonic Studio business with a three year promissory note for $500,000. The promissory note, which does not carry interest, is being repaid to us with a royalty based on sales received by SonicStudio LLC, plus any share of profits paid to us by them. Once the promissory note is retired, Sonic will continue to retain a 15% interest in SonicStudio LLC. Should SonicStudio LLC not be able to repay the promissory note or cease to do business, we would lose the value of our minority investment of $149,906, which would result in a charge to our financial statements to reflect the write-down of the value of the investment.

In addition, as part of the transfer of our professional audio business, SonicStudio LLC assumed responsibility for carrying-out our obligations on a number of customer contracts. If SonicStudio LLC encounters difficulties in its operations or ceases to do business, we might be held responsible by various customers for the failure of SonicStudio LLC to meet contractual obligations.

Provisions of our charter documents could also discourage an acquisition of our company that would benefit our shareholders.

Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our shareholders. Our articles of incorporation authorize our board of directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock.

USE OF PROCEEDS

We will not receive any proceeds of the sale of the shares of common stock offered by this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We have paid an annual $0.20 and $0.16 per share dividend on our Series D and Series E preferred stock, respectively, under the terms of the preferred stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

SELLING SHAREHOLDERS

Other than the ownership of our securities acquired under the following agreements, we have not had any material relationship with the selling shareholders within the past three years. Sanshin, however, is also a distributor of our products in Japan. During the fiscal years ended March 31, 2000, 2001 and 2002 approximately 10%, 12% and 6%, respectively, of our revenue was derived from sales to Sanshin.

Material Arrangements with VERITAS

Asset Purchase Agreement

On November 13, 2002, we entered into an asset purchase agreement with VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings Ltd., and VERITAS Software International Ltd., in which we purchased certain of the VERITAS’ assets used in connection with the DMD business. Under this agreement, in consideration for the assets we acquired, we issued 1,290,948 shares of our newly created Series F convertible preferred stock. The parties provided customary representations and warranties. For example, VERITAS made certain representations about the ownership of the assets and intellectual property rights, and we made certain representations as to the validity of the shares we issued to VERITAS.

Amended and Restated Registration Rights Agreement

The shares of our common stock issuable to VERITAS upon conversion of the Series F preferred stock are subject to limitations on resale pursuant to rules adopted under the Securities Act of 1933, or the Securities Act, and are not freely transferable. On December 18, 2002, we entered into an amended and restated registration rights agreement with VERITAS under which we provided to VERITAS registration rights for the common stock issuable upon conversion of the Series F preferred stock.

The amended and restated registration rights agreement provides that we will file a registration statement after consummating the acquisition and will ensure that it remains effective until the earlier of 30 months from the date of the amended and restated registration rights agreement or such time as all of the shares held by VERITAS:

•	have been sold under an effective registration statement or

•	may be freely sold without any registration under the Securities Act and without any restrictions under Rule 144.

The amended and restated registration rights agreement provides that we will indemnify VERITAS, and certain other persons, against losses that arise under certain circumstances. For example, we will indemnify

VERITAS for losses arising from any untrue statement of a material fact contained in the registration statement if the information was not provided by VERITAS. The amended and restated registration rights agreement also provides that VERITAS will indemnify Sonic, and certain other persons, against losses that arise under certain circumstances. For example, VERITAS will indemnify us if we incur any losses as a result of its failure to deliver a preliminary of final prospectus which we provided in a timely manner.

The asset purchase agreement and amended and restated registration rights agreement with VERITAS are filed as exhibits to the registration statement to which this prospectus forms a part. The above is only a summary of those agreements and is qualified by the full text of the agreements.

License Agreements

In connection with the purchase of the DMD business assets, we entered into two license agreements on November 13, 2002, with VERITAS Operating Corporation, or “VOC.”

Under one of the agreements, we received for our internal business operations a worldwide, non-exclusive, fully-paid, perpetual, royalty-free license to specified software products and improvements made to that software, that were used by VOC in operating the DMD business. The license is terminable by VOC under certain circumstances. For example, VOC may terminate the licenses if we breach certain provisions of the license and the breach remains uncured for 90 days.

Under the other license agreement, we granted VOC and its affiliates a worldwide, non-exclusive, fully-paid, perpetual, royalty-free license to certain intellectual property, and the improvements to the intellectual property, that is embedded in the DMD business products for VOC’s and its affiliates’ use in non-DMD business products. The license is terminable by us under certain circumstances. For example, we may terminate the licenses if VOC breaches certain provisions of the license and the breach remains uncured for 90 days.

Sublease Agreement

In connection with the purchase of the DMD business assets, we entered into a sublease agreement on December 18, 2002 with Veritas Software Global Corporation (“VSGC”). Under the sublease agreement VSGC will lease us an approximately 12,700 square feet facility in San Luis Obispo, California, that was previously used by the VERITAS Desktop Mobile Division. Rent payments under the lease are approximately $22,600 per month. The sublease agreement terminates on January 15, 2004.

Material Arrangements with Sanshin

Preferred Stock Purchase Agreement

On November 28, 2001, we entered into a preferred stock purchase agreement with Sanshin Electronics Co., Ltd. Under this agreement we sold 250,000 shares of our Series E preferred stock to Sanshin for $1,000,000. All of the 250,000 shares of preferred stock have been converted into 250,000 shares of our common stock. We also granted registration rights to Sanshin as described below. The parties provided customary representations and warranties. For example, Sanshin made certain representations about its investment intentions, and we made certain representations as to the validity of the shares we issued to Sanshin.

Registration Rights Agreement

The shares of our common stock issued to Sanshin upon the conversion of the Series E preferred stock are subject to limitations on resale pursuant to rules adopted under the Securities Act and are not freely transferable. On November 28, 2001, we entered into a registration rights agreement with Sanshin, under which we provided Sanshin registration rights for the common stock issued upon conversion of the Series E preferred stock.

The registration rights agreement provides that if requested by Sanshin we will file a registration statement and will ensure that it remains effective until the earlier of two years from the date of the registration rights agreement or such time as all of the shares:

•	have been sold under an effective registration statement or exemption from registration

•	have been transferred to a holder that may freely dispose of all of the shares without restriction under the Securities Act or

•	in the opinion of counsel to Sonic, may be sold under rule 144(k) adopted under the Securities Act.

The registration rights agreement provides that we will indemnify Sanshin, and certain other persons, against losses that arise under certain circumstances. For example, we will indemnify Sanshin for losses arising from any untrue statement of a material fact contained in the registration statement if the information was not provided by Sanshin. The registration rights agreement also provides that Sanshin will indemnify Sonic, and certain other persons, against losses that arise under certain circumstances. For example, Sanshin will indemnify us if we incur any losses as a result of its failure to deliver a preliminary of final prospectus which we provided in a timely manner.

The preferred stock purchase agreement and registration rights agreement with Sanshin are filed as exhibits to the registration statement to which this prospectus forms a part. The above is only a summary of those agreements and is qualified by the full text of the agreements.

Holdings of the Selling Shareholders

The following table sets forth the number of shares of common stock beneficially owned by the selling shareholders as of December 27, 2002. The selling shareholders have not committed to convert any of their preferred stock to common stock nor have any of them committed to sell any shares under this prospectus. No estimate can be given as to the amount of our common stock that will be beneficially owned by a selling shareholder after completion of this offering because the selling shareholder may offer all, some or none of the shares of our common stock beneficially owned by it. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(2)
Sanshin Electronics Co., Ltd.	250,000	1.5%
VERITAS Operating Corporation	610,317	3.7%
VERITAS Software Global Corporation	83,457	* %
VERITAS Software Holdings, Ltd	603	* %
VERITAS Software International Ltd.	596,571	3.6%

*	Less than 1%.
(1)	Assumes conversion of Series F preferred stock into shares of our common stock at a ratio of 1:1.
(3)	Percentage of ownership in the above table is based on 16,553,417 shares of common stock outstanding as of December 27, 2002

PLAN OF DISTRIBUTION

All or a portion of the shares of common stock offered by this prospectus by the selling shareholders may be delivered or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. These sales shall be made at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by such broker-dealers, and any profits realized on the resale of shares of common stock offered by this prospectus by them, may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Sonic Solutions has agreed to indemnify the selling shareholders with respect to the shares of common stock offered by this prospectus against certain liabilities, including liabilities under the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

Under applicable rules and regulations under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of Sonic Solutions for a period of two business days before the distribution begins. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations adopted under that act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

The selling shareholders will pay all commissions and transfer taxes associated with the sale of securities by them. The shares of common stock offered by this prospectus are being registered under our contractual obligations, and we have paid the expenses of the preparation of this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

As of February 10, 2003, there were 16,934,692 shares of common stock outstanding held of record by approximately 180 registered shareholders. We believe however, that many beneficial holders of our common stock have registered their shares in nominee or street name, and that there are substantially more than 180 beneficial owners. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provisions could also affect the market price of our common stock.

Series F Preferred Stock

As of the date of this prospectus, 1,290,948 shares of preferred stock have been designated as Series F preferred stock, 1,290,948 of which are outstanding on the date of this prospectus. Some of the terms of the Series F preferred stock are summarized below:

Conversion:    Each share of Series F preferred stock is convertible, at the election of the holder, into that number of shares of common stock equal to the conversion rate then in effect. In addition, under certain circumstances, we may require that the holders of Series F preferred stock convert their shares at the conversion rate then in effect. The conversion rate is currently one share of our common stock for each share of Series F preferred stock. The conversion rate is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with subdivisions, combinations and the issuance of certain dividends.

Dividend Rights:    Holders of Series F preferred stock are entitled to cumulative dividends, after all accumulated dividends have been paid to the holders of Series D preferred, but prior to the holders of any other securities, when, as and if declared by the Board, at the annual rate of $0.285 per share, until such time as the Series F preferred stock have been converted into common stock. Dividends on Series F preferred stock may be paid in cash or in shares of common stock or a combination of the two, at the election of Sonic.

Liquidation Preference:    After the payment of a liquidation preference to the holders of Series D preferred stock, but before payment of a liquidation to the holders of any other securities, the holders of Series F preferred stock will receive a liquidation preference equal to $7.13 per share, as adjusted for subdivisions, combinations and the issuance of certain dividends, plus accrued and unpaid dividends.

Redemption:    The Series F preferred stock are non-redeemable.

Voting Rights:    Each holder of Series F preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series F preferred stock could be converted. The holders of Series F Preferred Stock have the same voting rights and powers as the holders of common stock. In addition, an affirmative vote of at least a majority of the outstanding Series F preferred stock is required to:

•	amend or repeal the rights, preferences and privileges of the Series F preferred stock

•	increase or decrease the number of authorized shares of Series F preferred stock

•	authorize or issue any other shares with rights, preferences or privileges superior to, or on an equal ranking with, the Series F preferred or

•	reclassify any of our outstanding securities into shares having any rights, preferences or privileges superior to, or on an equal ranking with, the Series F preferred.

Provisions of our Articles of Incorporation Affecting Shareholders.

The existence of the authorized but unissued preferred stock could have the effect of making it more difficult for a third party to effect a change in the control of the board of directors. This may discourage another person or entity from making a tender offer for the common stock, including offers at a premium over the market price of the common stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the shareholders to be presented for shareholder consideration.

We have also included in our Articles of Incorporation provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the California Corporations Code and to indemnify our directors and officers to the fullest extent permitted by Section 317 of the California Corporations Code.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Mellon Investor Services.

LEGAL MATTERS

Heller Ehrman White & McAuliffe LLP, San Francisco, California, will pass on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements and schedule of Sonic Solutions as of March 31, 2002 and 2001 and for each of the years in the three-year period ended March 31, 2002, have been incorporated by reference here in and to the registration statement in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C., 20549, and at the SEC’s public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

We have filed a registration statement with the SEC on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002;

(5)	The following reports on Form 8-K:

(a)	Form 8-K (file number 02677525) filed with the SEC on June 12, 2002;

(b)	Form 8-K (file number 02835022) filed with the SEC on November 20, 2002;

(c)	Form 8-K (file number 02870771) filed with the SEC on December 30, 2002; and

(d)	Form 8-K/A (file number 03551515) filed with the SEC on February 12, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Sonic Solutions

101 Rowland Way, Suite 110

Novato, California 94945

(415) 893-8000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

SEC Registration Fee	705
Nasdaq National Market Listing Fee	15,000
Accounting Fees and Expenses	10,000
Printing Fees	5,000
Legal Fees and Expenses	20,000
Miscellaneous	9,295

TOTAL	60,000

Item 15.    Indemnification of Directors and Officers

Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of our Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the our company to the fullest extent permissible under California law.

We have entered into indemnification agreements with our directors and executive officers which provide that we will indemnify our directors and executive officers to the maximum extent permitted under California law.

Item 16.    Exhibits

Exhibits and Index of Exhibits

Exhibit Number	Exhibit
2.1

Asset Purchase Agreement among VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., VERITAS Software International Ltd. and Sonic Solutions, dated as of November 13, 2002 (1)

4.1	Certificate of Determination of Series F Preferred Stock of Sonic Solutions (2)

4.2

Amended and Restated Registration Rights Agreement by and among VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings Ltd., VERITAS Software International, Ltd., and Sonic Solutions dated as of December 18, 2002 (2)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP*

23.1	Sonic Solutions Independent Auditors’ Consent – KPMG LLP

23.2	VERITAS Independent Auditors’ Consent – KPMG LLP

23.3	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed with this Registration Statement.
(1)	Previously filed as an exhibit to Form 8-K (number 02835022) filed on November 20, 2002.
(2)	Previously filed as an exhibit to Form 8-K (number 02870771) filed on December 30, 2002.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on the 25th of February 2003.

SONIC SOLUTIONS

February 25, 2003	/s/ Robert J. Doris

Robert J. Doris
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT J. DORIS	President and Director	February 25, 2003
ROBERT J. DORIS	(Principal Executive Officer)

/s/ MARY C. SAUER*	Senior Vice President of	February 25, 2003
MARY C. SAUER	Business Development and Director

/s/ ROBERT M. GREBER*	Director	February 25, 2003
ROBERT M. GREBER

/s/ PETER J. MARGUGLIO*	Director	February 25, 2003
PETER J. MARGUGLIO

/s/ R. WARREN LANGLEY*	Director	February 25, 2003
R. WARREN LANGLEY

/s/ A. CLAY LEIGHTON*	Senior Vice President of Worldwide	February 25, 2003
A. CLAY LEIGHTON	Operations and Finance and Chief
Financial Officer (Principal Financial Officer)

*By:	/s/ ROBERT J. DORIS
ROBERT J. DORIS ATTORNEY-IN-FACT

Exhibit Index

Exhibit Number	Exhibit
2.1

Asset Purchase Agreement among VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., VERITAS Software International Ltd. and Sonic Solutions, dated as of November 13, 2002 (1)

4.1	Certificate of Determination of Series F Preferred Stock of Sonic Solutions (2)

4.2

Amended and Restated Registration Rights Agreement by and among VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings Ltd., VERITAS Software International, Ltd., and Sonic Solutions dated as of December 18, 2002 (2)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP*

23.1	Sonic Solutions Independent Auditors’ Consent – KPMG LLP

23.2	VERITAS Independent Auditors’ Consent – KPMG LLP

23.3	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed with this Registration Statement.
(1)	Previously filed as an exhibit to Form 8-K (number 02835022) filed on November 20, 2002.
(2)	Previously filed as an exhibit to Form 8-K (number 02870771) filed on December 30, 2002.